Exhibit 99

For Immediate Release

Allstate Reports 2003 Second Quarter Net Income of $588 Million,
75% Increase in Net Income EPS,
33% Increase in Operating Income EPS

NORTHBROOK, Ill., July 16, 2003—The Allstate Corporation (NYSE: ALL) today reported for the second quarter of 2003:

Consolidated Highlights(1)

	Three Months Ended June 30,
			Change
	Est. 2003
		2002	$ Amt		%
(in millions, except per share amounts and ratios)
Consolidated revenues	7,899	7,455	444		6.0
Net income	588	344	244		70.9
Net income per diluted share	0.84	0.48	0.36		75.0
Operating income(1)	599	453	146		32.2
Operating income per diluted share(1)	0.85	0.64	0.21		32.8
Property-Liability combined ratio	97.1	100.4	(3.3	) pts	—
Book value per diluted share	27.33	24.26	3.07		12.7

  •
  Property-Liability Premiums written(1) grew 6.3% over the second quarter of 2002, with the Allstate brand standard auto and homeowners lines growing 6.9% and 12.7% respectively, reflecting our focus on profitable growth.

  •
  Allstate brand standard auto policies in force (PIF) grew 0.4% compared to the first quarter of 2003, which is its first sequential quarterly increase since the fourth quarter of 2001. Allstate brand homeowners PIF grew 0.6% compared to the first quarter of 2003 for its third consecutive quarterly increase. Retention in both lines has improved as compared to the first quarter of 2003.

  •
  Catastrophe losses in the second quarter increased significantly to $566 million compared to $288 million in the second quarter of 2002 and $133 million in the first quarter of 2003.

  •
  Property-Liability Underwriting income(1) increased $202 million in the second quarter to $181 million from an underwriting loss of $21 million in the second quarter of 2002 due to higher premiums earned, continued improvement in auto and homeowners frequencies and lower prior year reserve strengthening, partially offset by higher catastrophes and operating expenses. The combined ratio improved 3.3 points, 7.5 points before the impact of catastrophes.

  •
  Allstate increases operating income guidance for 2003 (excluding restructuring charges and assuming the level of average expected catastrophe losses used in pricing for the remainder of the year) to the range of $3.50 to $3.65 per diluted share.(1)

        "We have turned in another very solid quarter. Despite a tornado-plagued spring in many parts of the central and southern United States, our Property-Liability business generated much better than expected results," said Chairman, President and CEO Edward M. Liddy. "As anticipated, rate increases approved in previous quarters continue to flow through financial results. We will continue to be disciplined and take rate increases that support our projected loss cost trends and return targets. Just as important, we are seeing signs of positive, sustainable unit growth in both our core standard auto and homeowners

(1)
Measures used in this release that are not based on generally accepted accounting principles ("non-GAAP") are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the Definitions of Non-GAAP and Operating Measures section of this document.

insurance lines. We remain confident that we can grow without sacrificing profitability and that our strategy of becoming better and bigger in our core protection business and broader in our ability to provide a range of financial services to middle America continues to be the right one.

        "The policies in force growth numbers for the quarter look especially encouraging in the core lines of standard auto and homeowners. For standard auto, 35 states showed sequential increases and 32 states showed sequential increases in homeowners. We remain on track to deliver consistent sequential quarter over quarter increases for standard auto and homeowners by the end of the year. Retention of current business also showed positive gains.

        "Once again, excluding catastrophe losses, we experienced solid improvements in claim frequencies, which continue to offset relatively modest severity increases.

        "We received good news from California in the quarter as our new auto rating plan was approved by the department of insurance. This particular approval has enabled us to increase our marketing efforts in the state and we have begun writing business under the new plan.

        "It is still too early to declare victory, but our Encompass business turned in good underwriting results as compared to the second of quarter of 2002 as it works toward lowering its combined ratio. The non-standard auto business written by Deerbrook is growing and, like Encompass, is showing good underwriting results compared to the second quarter of 2002.

        "We believe we have positive momentum developing within our agency force across the country. Several initiatives are contributing to the agency force's solid performance, including a new compensation package introduced this year that was designed to better align the business objectives of the agency force with those of the company. The formation of an agent advisory council has provided a valuable forum for the company and our agency force to review together new initiatives to enhance the success of the channel. New investments in marketing, advertising, training and technology support have helped drive an increase in sales leads. These moves have enhanced the improving relationship between the company and its agency force.

        "Allstate Financial is maintaining strong levels of production and the breadth of its product offering has contributed to good results. In particular, fixed annuity sales were higher compared to the second quarter of 2002 and variable annuity and institutional sales showed a sequential increase from the first quarter of 2003. Allstate Financial operating income, compared to second quarter of 2002, declined 8.4% to $131 million as the business unit continues to be challenged by the current economic environment. Our investment portfolio yield continues to decline as premiums, deposits and investment cash flows are invested at yields that are below the current portfolio average. We have reduced crediting rates on our in-force fixed annuities to maintain investment margins. We are also making product modifications to achieve profit objectives on new business sold in this challenging economic environment.

        "As mentioned earlier, the quarter saw a large number of tornadoes with resulting damage to properties in many parts of the country. We are in the business of restoring people's lives when events like this occur, and that's what thousands of Allstate agents and claim adjusters have been doing this quarter. That is the essence of the Allstate promise to its customers—"You're in Good Hands"SM—and we are proud of the dedicated men and women who prove it day in and day out."

Summary of Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
	Est. 2003	2002	Est. 2003	2002	Discussion of Second Quarter Results
($ in millions, except per share amounts)
Consolidated revenues	$7,899	$7,455	$15,760	$14,753	Higher Premiums earned in Property-Liability and lower realized capital losses.
Operating income	599	453	1,272	941	Increase in Property-Liability Underwriting income, after-tax of $131, $12 decrease in Allstate Financial Operating income.
Realized capital gains and losses, after-tax	(11)	(107)	(16)	(171)	See the Components of realized capital gains and losses (pretax) table.
Cumulative effect of change in accounting principle, after-tax	—	—	—	(331)	Adoption of SFAS No. 142 for goodwill impairment in 2002.
Net income	588	344	1,253	439	Increased Operating income and lower realized capital losses.
Net income per share (diluted)	0.84	0.48	1.78	0.62
Operating income per share (diluted)	0.85	0.64	1.80	1.32	Compared to First Call mean estimate of $0.75, with a range of $0.65 to $0.82.
Weighted average shares outstanding (diluted)	706.6	712.1	705.9	712.9	During the first six months of 2003, Allstate purchased 1.92 million shares of its stock for $61.68 million, or an average cost per share of $32.09.
Return on equity	10.7	5.3	10.7	5.3	Higher Net income and a sequential increase over the prior 5 quarters.
Operating income return on equity(1)	15.4	10.7	15.4	10.7	Higher Operating income and a sequential increase over the prior 5 quarters.
Book value per diluted share	27.33	24.26	27.33	24.26
					At June 30, 2003 and 2002 unrealized gains and losses on fixed income securities, after-tax, totaling est. $2,975 and $1,512, respectively, represented $4.21 and $2.13, respectively of book value per diluted share.

  •
  Book value per diluted share increased 10.4% compared to December 31, 2002.

Property-Liability Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	Est. 2003	2002	Est. 2003	2002	Discussion of Second Quarter Results
($ in millions, except ratios)
Property-Liability Premiums written	$6,422	$6,042	$12,359	$11,758	See the Property-Liability Premiums written by market segment and the Net rate changes approved tables.
Property-Liability revenues	6,594	6,117	13,038	12,205	Premiums earned up $343 or 5.9%.
Net investment income	417	428	825	827	Higher portfolio balances due to positive cash flows from operations, offset by lower yields.
Underwriting income (loss)	181	(21)	594	22	Higher Premiums earned, continued improvement in auto and homeowners frequencies and lower prior year reserve strengthening, partially offset by higher catastrophes and higher operating expenses.
Operating income	496	335	1,114	709	Underwriting income after-tax up $131.
Realized capital gains and losses, after-tax	23	(68)	50	(80)	See the Components of realized capital gains and losses (pretax) table.
Cumulative effect of change in accounting principle, after-tax	—	—	—	(48)	Adoption of SFAS No. 142 for goodwill impairment in 2002.
Net income	521	267	1,166	586	Higher Operating income and higher realized capital gains.
Catastrophe losses	566	288	699	398	Higher than prior year due to a higher number of catastrophic events.
Ratios:
Combined ratio before impact of catastrophes	87.9	95.4	89.3	96.3	See the Effect of prior year reserve reestimates on the combined ratio table.
Impact of catastrophes	9.2	5.0	5.8	3.5
Combined ratio	97.1	100.4	95.1	99.8	Includes the Allstate Protection Combined ratio of 96.2 compared to 100.3 in the second quarter of 2002.

  •
  Allstate brand standard auto and homeowners PIF increased 0.4% and 0.6%, respectively, from March 31, 2003 levels, driving the first sequential quarterly increase in standard auto PIF since the fourth quarter of 2001 and the third consecutive quarterly increase in homeowners PIF.

    For Allstate brand standard auto, 35 states representing 74.1% of the PIF had positive sequential growth compared to March 31, 2003 levels. The state of Texas had positive sequential growth and the state of California showed a slowing rate of decline, while the state of Florida continued to decline during the quarter.

    For Allstate brand homeowners, 32 states representing 83.3% of the PIF had positive sequential growth compared to March 31, 2003. The states of Texas, California and Florida each had positive sequential growth during the quarter.

  •
  Allstate brand has achieved targeted profitability in most states and plans to increase marketing and advertising expenditures, invest in agency productivity such as new sales and retention, while continuing the implementation of strategic risk management practices which are proving to be working quite well.

  •
  Operating expenses increased as a result of pension expenses, employee and agent incentives and guarantee fund expenses.

  •
  Operating income reflects the positive impact of a $31 million adjustment for prior year tax liabilities.

Allstate Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	Est. 2003	2002	Est. 2003	2002	Discussion of Second Quarter Results
($ in millions)
Premiums and deposits(1)	$3,296	$3,325	$5,792	$6,115	Continued strong fixed annuity sales more than offset by lower sales of institutional products and variable annuities. See the Allstate Financial Premiums and deposits table.
Allstate Financial Revenues	1,291	1,321	2,693	2,515	Higher Net investment income more than offset by lower Premiums and contract charges.
Operating income	131	143	213	286	Lower mortality and investment margins.
Realized capital gains and losses, after-tax	(33)	(37)	(65)	(89)	See the components of realized capital gains and losses (pretax) table.
Cumulative effect of change in accounting principle, after-tax	—	—	—	(283)	Adoption of SFAS No. 142 for goodwill impairment in 2002.
Net income	98	106	148	(86)	Lower Operating income

  •
  Premiums and deposits for the second quarter of 2003 increased 32.1% over the first quarter of 2003 due to stronger sales of fixed and variable annuities and institutional products, and were comparable to the prior year second quarter. The continued roll-out of the new Allstate Advisor variable annuity and the rebound in equity markets in the second quarter of 2003 have contributed to six months of increased variable annuity sales.

  •
  Net cash payments for Allstate Financial's variable annuity guaranteed minimum death benefits (GMDB) were $27 million for the second quarter of 2003, net of reinsurance, hedging gains and losses, and other contractual arrangements. This is $18 million above payments made in the second quarter of 2002, and $6 million above the first quarter of 2003 payments. The increase in the second quarter of 2003 reflects the cost of hedging this exposure in a rising equity market, while net payments in prior periods were benefited by hedging.

    GMDB values in excess of contractholders' account values, payable if all contractholders were to have died at June 30, 2003, were estimated to be $3.33 billion net of reinsurance, compared to $4.24 billion at March 31, 2003 and $4.07 billion at December 31, 2002.

  •
  The weighted average interest crediting rate on fixed annuity and interest-sensitive life products in force, excluding market value adjusted annuities, was approximately 100 basis points more than the underlying long term guaranteed rates on these products.

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,			Six Months Ended June 30,
	Est. 2003	2002	Percent Change	Est. 2003	2002	Percent Change
($ in millions, except per share data)
Revenues
Property-liability insurance premiums	$6,146	$5,803	5.9	$12,145	$11,507	5.5
Life and annuity premiums and contract charges	533	582	(8.4)	1,172	1,120	4.6
Net investment income	1,231	1,223	0.7	2,456	2,382	3.1
Realized capital gains and losses	(11)	(153)	(92.8)	(13)	(256)	(94.9)

Total revenues	7,899	7,455	6.0	15,760	14,753	6.8

Costs and expenses
Property-liability insurance claims and claims expense	4,527	4,493	0.8	8,678	8,862	(2.1)
Life and annuity contract benefits	426	449	(5.1)	956	825	15.9
Interest credited to contractholder funds	460	423	8.7	913	852	7.2
Amortization of deferred policy acquisition costs	961	926	3.8	1,974	1,811	9.0
Operating costs and expenses	728	658	10.6	1,481	1,298	14.1
Restructuring and related charges	14	35	(60.0)	37	55	(32.7)
Interest expense	67	68	(1.5)	134	137	(2.2)

Total costs and expenses	7,183	7,052	1.9	14,173	13,840	2.4

Gain on disposition of operations	3	—	—	3	7	(57.1)
Income from operations before income tax expense, dividends on preferred securities and cumulative effect of change in accounting principle, after tax	719	403	78.4	1,590	920	72.8
Income tax expense	129	57	126.3	332	145	129.0

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after tax	590	346	70.5	1,258	775	62.3
Dividends on preferred securities of subsidiary trust	(2)	(2)	—	(5)	(5)	—
Cumulative effect of change in accounting principle, after tax	—	—	—	—	(331)	(100.0)

Net income	$588	$344	70.9	$1,253	$439	185.4

Net income per share—Basic	$0.83	$0.48		$1.78	$0.62

Weighted average shares—Basic	704.0	708.7		703.7	710.2

Net income per share—Diluted	$0.84	$0.48		$1.78	$0.62

Weighted average shares—Diluted	706.6	712.1		705.9	712.9

THE ALLSTATE CORPORATION
CONTRIBUTION TO INCOME

	Three Months Ended June 30,			Six Months Ended June 30,
	Est. 2003	2002	Percent Change	Est. 2003	2002	Percent Change
($ in millions, except per share data)
Contribution to income
Operating income before the impact of restructuring and related charges	$608	$476	27.7	$1,296	$977	32.7
Restructuring and related charges, after-tax	9	23	(60.9)	24	36	(33.3)

Operating income	599	453	32.2	1,272	941	35.2
Realized capital gains and losses	(11)	(107)	(89.7)	(16)	(171)	(90.6)
Gain on disposition of operations	2	—	—	2	5	(60.0)
Dividends on preferred securities of subsidiary trust	(2)	(2)	—	(5)	(5)	—
Cumulative effect of change in accounting principle	—	—	—	—	(331)	(100.0)

Net income	$588	$344	70.9	$1,253	$439	185.4

Income per share (Diluted)
Operating income before the impact of restructuring and related charges	$0.85	$0.67	26.9	$1.83	$1.37	33.6
Restructuring and related charges, after-tax	—	0.03	(100.0)	0.03	0.05	(40.0)

Operating income	0.85	0.64	32.8	1.80	1.32	36.4
Realized capital gains and losses	(0.01)	(0.15)	(93.3)	(0.02)	(0.24)	(91.7)
Gain on disposition of operations	—	—	—	—	0.01	(100.0)
Dividends on preferred securities of subsidiary trust	—	(0.01)	(100.0)	—	(0.01)	(100.0)
Cumulative effect of change in accounting principle	—	—	—	—	(0.46)	(100.0)

Net income	$0.84	$0.48	75.0	$1.78	$0.62	187.1

Book value per share—Diluted	$27.33	$24.26	12.7	$27.33	$24.26	12.7

THE ALLSTATE CORPORATION
COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended June 30, 2003 (Est.)
	Property- Liability	Allstate Financial	Corporate and Other	Total
($ in millions)
Valuation of derivative instruments	$11	$(17)	$—	$(6)
Settlements of derivative instruments	—	(4)	—	(4)
Sales	68	41	(1)	108
Investment write-downs	(48)	(61)	—	(109)

Total	$31	$(41)	$(1)	$(11)

	Six Months Ended June 30, 2003 (Est.)
	Property- Liability	Allstate Financial	Corporate and Other	Total
($ in millions)
Valuation of derivative instruments	$5	$(22)	$—	$(17)
Settlements of derivative instruments	8	(2)	—	6
Sales	128	64	(1)	191
Investment write-downs	(73)	(120)	—	(193)

Total	$68	$(80)	$(1)	$(13)

	Three Months Ended June 30, 2002
	Property- Liability	Allstate Financial	Corporate and Other	Total
($ in millions)
Valuation of derivative instruments	$(10)	$(4)	$—	$(14)
Settlements of derivative instruments	(60)	2	—	(58)
Sales	(17)	(3)	—	(20)
Investment write-downs	(27)	(32)	(2)	(61)

Total	$(114)	$(37)	$(2)	$(153)

	Six Months Ended June 30, 2002
	Property- Liability	Allstate Financial	Corporate and Other	Total
($ in millions)
Valuation of derivative instruments	$(24)	$(26)	$—	$(50)
Settlements of derivative instruments	(66)	3	—	(63)
Sales	6	(43)	(1)	(38)
Investment write-downs	(45)	(58)	(2)	(105)

Total	$(129)	$(124)	$(3)	$(256)

THE ALLSTATE CORPORATION
SEGMENT RESULTS

	Three Months Ended June 30,		Six Months Ended June 30,
	Est. 2003	2002	Est. 2003	2002
($ in millions)
Property-Liability
Premiums written	$6,422	$6,042	$12,359	$11,758

Premiums earned	$6,146	$5,803	$12,145	$11,507
Claims and claims expense	4,527	4,493	8,678	8,862
Amortization of deferred policy acquisition costs	858	802	1,685	1,585
Operating costs and expenses	566	495	1,151	984
Restructuring and related charges	14	34	37	54

Underwriting income (loss)	181	(21)	594	22

Net investment income	417	428	825	827
Income tax expense on operations	102	72	305	140

Operating income	496	335	1,114	709
Realized capital gains and losses, after-tax	23	(68)	50	(80)
Gain on disposition of operations, after-tax	2	—	2	5
Cumulative effect of change in accounting principle, after-tax	—	—	—	(48)

Net income	$521	$267	$1,166	$586

Catastrophe losses	$566	$288	$699	$398

Operating ratios
Claims and claims expense ratio	73.7	77.4	71.4	77.0
Expense ratio	23.4	23.0	23.7	22.8

Combined ratio	97.1	100.4	95.1	99.8

Effect of catastrophe losses on combined ratio	9.2	5.0	5.8	3.5

Effect of restructuring and related charges on combined ratio	0.2	0.6	0.3	0.5

Effect of Discontinued Lines and Coverages on combined ratio	0.9	0.1	0.7	0.1

Allstate Financial
Premiums and deposits	$3,296	$3,325	$5,792	$6,115

Investments including Separate Accounts assets	$73,336	$64,427	$73,336	$64,427

Premiums and contract charges	$533	$582	$1,172	$1,120
Net investment income	799	776	1,601	1,519
Contract benefits	426	449	956	825
Interest credited to contractholder funds	460	423	913	852
Amortization of deferred policy acquisition costs	92	114	264	222
Operating costs and expenses	161	163	329	313
Restructuring and related charges	—	1	—	1
Income tax expense on operations	62	65	98	140

Operating income	131	143	213	286
Realized capital gains and losses, after-tax	(33)	(37)	(65)	(89)
Cumulative effect of change in accounting principle, after-tax	—	—	—	(283)

Net income (loss)	$98	$106	$148	$(86)

Corporate and Other
Net investment income	$15	$19	$30	$36
Operating costs and expenses	68	69	135	139
Income tax benefit on operations	(25)	(25)	(50)	(49)

Operating loss	(28)	(25)	(55)	(54)
Realized capital gains and losses, after-tax	(1)	(2)	(1)	(2)
Dividends on preferred securities of subsidiary trust	(2)	(2)	(5)	(5)

Net loss	$(31)	$(29)	$(61)	$(61)

Consolidated net income	$588	$344	$1,253	$439

THE ALLSTATE CORPORATION
UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended June 30,			Six Months Ended June 30,
	Est. 2003	2002	Percent Change	Est. 2003	2002	Percent Change
($ in millions)
Consolidated Underwriting Summary
Allstate Protection	$234	$(15)	—	$685	$32	—
Discontinued Lines and Coverages	(53)	(6)	—	(91)	(10)	—

Underwriting income (loss)	$181	$(21)	—	$594	$22	—

Allstate Protection Underwriting Summary
Premiums written	$6,415	$6,040	6.2	$12,351	$11,753	5.1

Premiums earned	$6,139	$5,800	5.8	$12,136	$11,501	5.5
Claims and claims expense	4,469	4,484	(0.3)	8,582	8,850	(3.0)
Amortization of deferred policy acquisition costs	858	802	7.0	1,685	1,585	6.3
Other costs and expenses	564	495	13.9	1,147	980	17.0
Restructuring and related charges	14	34	(58.8)	37	54	(31.5)

Underwriting income (loss)	$234	$(15)	—	$685	$32	—

Catastrophe losses	$566	$288	96.5	$699	$398	75.6

Operating ratios
Claims and claims expense ratio	72.8	77.3		70.7	76.9
Expense ratio	23.4	23.0		23.7	22.8

Combined ratio	96.2	100.3		94.4	99.7

Effect of catastrophe losses on combined ratio	9.2	5.0		5.8	3.5

Effect of restructuring and related charges on combined ratio	0.2	0.6		0.3	0.5

Discontinued Lines and Coverages
Underwriting Summary
Premiums written	$7	$2	—	$8	$5	60.0

Premiums earned	$7	$3	133.3	$9	$6	50.0
Claims and claims expense	58	9	—	96	12	—
Other costs and expenses	2	—	—	4	4	—

Underwriting loss	$(53)	$(6)	—	$(91)	$(10)	—

Note:	*Second quarter 2003 Discontinued Lines and Coverages Premiums written were positively impacted by a $4 million favorable reinsurance settlement.
*Claims and claims expense for the Discontinued Lines and Coverages segment was negatively impacted by a $38 million prior year asbestos reserve strengthening. This strengthening is to reserve the policy limits for a policyholder that is a Wellington Agreement participant, although Allstate is not a signatory of the Wellington Agreement. The policyholder submitted new and unanticipated claims which were for previously not designated, and therefore unexpected, coverage years.
*Claims and claims expense for the Discontinued Lines and Coverages segment was also impacted by a $12 million strengthening of an allowance for uncollectible reinsurance recoverables.

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended June 30,			Six Months Ended June 30,
	Est. 2003	2002	Percent Change	Est. 2003	2002	Percent Change
($ in millions)
ALLSTATE BRAND
Standard auto	$3,357	$3,141	6.9	$6,701	$6,336	5.8
Non-standard auto	498	602	(17.3)	1,029	1,229	(16.3)
Involuntary auto	69	47	46.8	119	97	22.7
Commercial lines	223	201	10.9	429	389	10.3
Homeowners	1,365	1,211	12.7	2,407	2,153	11.8
Other personal lines	357	334	6.9	655	612	7.0

	5,869	5,536	6.0	11,340	10,816	4.8
IVANTAGE
Standard auto	325	319	1.9	610	605	0.8
Non-standard auto	45	25	80.0	86	44	95.5
Involuntary auto	11	2	—	20	2	—
Homeowners	138	132	4.5	248	240	3.3
Other personal lines	27	26	3.8	47	46	2.2

	546	504	8.3	1,011	937	7.9

ALLSTATE PROTECTION	6,415	6,040	6.2	12,351	11,753	5.1
DISCONTINUED LINES AND COVERAGES	7	2	—	8	5	60.0

PROPERTY-LIABILITY	$6,422	$6,042	6.3	$12,359	$11,758	5.1

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY NET RATE CHANGES APPROVED

	Three Months Ended June 30, 2003		Six Months Ended June 30, 2003
	# of States	Weighted Average Rate Change (%)	# of States	Weighted Average Rate Change (%)
ALLSTATE BRAND
Standard auto	4	0.6	21	6.9
Non-standard auto	—	—	6	4.7
Homeowners	1	9.9	13	8.7
IVANTAGE
Standard auto (Encompass)	11	11.5	31	8.1
Non-standard auto (Deerbrook)	4	7.1	7	10.4
Homeowners (Encompass)	8	13.4	29	13.5

Note: Rate increases that are indicated based on a loss trend analysis to achieve a targeted return, will continue to be pursued in all locations and for all products.

THE ALLSTATE CORPORATION
ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended June 30,
	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002
	Premiums Earned		Loss Ratio		Loss Ratio Excluding the Effect of Catastrophe Losses		Expense Ratio
($ in millions)
ALLSTATE BRAND
Standard auto	$3,328	$3,151	74.1	75.4	69.7	74.0
Non-standard auto	534	620	71.9	75.6	70.0	75.2
Homeowners	1,207	1,041	68.8	86.2	42.3	69.5
Other	579	530	71.7	68.5	62.5	62.8

Total Allstate brand	5,648	5,342	72.5	76.8	63.2	72.1	22.9	22.1
IVANTAGE
Standard auto	299	298	73.9	76.5	72.2	74.2
Non-standard auto	40	18	82.5	116.7	82.5	116.7
Homeowners	122	116	85.2	102.6	59.8	77.6
Other	30	26	53.3	46.2	46.7	38.5

Total Ivantage	491	458	76.2	83.0	68.4	74.7	29.3	33.2

ALLSTATE PROTECTION	$6,139	$5,800	72.8	77.3	63.6	72.3	23.4	23.0

	Six Months Ended June 30,
	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002
	Premiums Earned		Loss Ratio		Loss Ratio Excluding the Effect of Catastrophe Losses		Expense Ratio
($ in millions)
ALLSTATE BRAND
Standard auto	$6,568	$6,245	72.8	74.9	70.6	73.9
Non-standard auto	1,082	1,245	73.6	75.6	72.6	75.3
Homeowners	2,381	2,048	62.8	85.6	44.9	73.0
Other	1,135	1,052	69.9	72.7	64.0	69.5

Total Allstate brand	11,166	10,590	70.5	76.8	64.7	73.5	23.1	22.0
IVANTAGE
Standard auto	595	598	73.8	76.8	72.9	75.8
Non-standard auto	76	31	82.9	106.5	82.9	106.5
Homeowners	243	232	74.9	91.8	57.6	76.3
Other	56	50	53.6	18.0	48.2	14.0

Total Ivantage	970	911	73.6	78.4	68.5	73.5	29.9	32.3

ALLSTATE PROTECTION	$12,136	$11,501	70.7	76.9	64.9	73.4	23.7	22.8

Note: Other includes involuntary auto, commercial lines and other personal lines.

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY
EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended June 30,
	Pretax Reserve Reestimates		Effect of Pretax Reserve Reestimates on the Combined Ratio
	Est. 2003	2002	Est. 2003	Change
($ in millions)
Auto	$(6)	$9	(0.1)	(0.3)
Homeowners	1	83	—	(1.4)
Other	(4)	9	—	(0.2)

Allstate Protection	(9)	101	(0.1)	(1.9)
Discontinued Lines and Coverages	57	7	0.9	0.8

Property-Liability	$48	$108	0.8	(1.1)

Allstate Brand	$(27)	$101	(0.4)	(2.2)
Ivantage	18	—	0.3	0.3

Allstate Protection	$(9)	$101	(0.1)	(1.9)

	Six Months Ended June 30,
	Pretax Reserve Reestimates		Effect of Pretax Reserve Reestimates on the Combined Ratio
	Est. 2003	2002	Est. 2003	Change
($ in millions)
Auto	$(38)	$87	(0.3)	(1.1)
Homeowners	15	233	0.1	(1.9)
Other	21	29	0.2	—

Allstate Protection	(2)	349	—	(3.0)
Discontinued Lines and Coverages	95	12	0.8	0.7

Property-Liability	$93	$361	0.8	(2.3)

Allstate Brand	$(26)	$349	(0.2)	(3.2)
Ivantage	24	—	0.2	0.2

Allstate Protection	$(2)	$349	—	(3.0)

Note: Mold claims in the state of Texas during the second quarter of 2003 were insignificant.

THE ALLSTATE CORPORATION
ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended June 30,			Six Months Ended June 30,
	Est. 2003	2002	Percent Change	Est. 2003	2002	Percent Change
($ in millions)
Life Products
Interest-sensitive life	$252	$256	(1.6)	$495	$503	(1.6)
Traditional	92	101	(8.9)	179	188	(4.8)
Other	152	143	6.3	304	278	9.4

Subtotal	496	500	(0.8)	978	969	0.9
Annuities
Fixed annuities—deferred	1,354	1,131	19.7	2,280	1,775	28.5
Fixed annuities—immediate	178	169	5.3	443	353	25.5
Variable annuities	545	589	(7.5)	934	1,196	(21.9)

Subtotal	2,077	1,889	10.0	3,657	3,324	10.0
Institutional Products
Indexed funding agreements	151	76	98.7	265	175	51.4
Funding agreements backing medium-term notes	483	679	(28.9)	718	1,377	(47.9)
Other	—	30	(100.0)	4	39	(89.7)

Subtotal	634	785	(19.2)	987	1,591	(38.0)
Bank Deposits	89	151	(41.1)	170	231	(26.4)

Total	$3,296	$3,325	(0.9)	$5,792	$6,115	(5.3)

Note: To conform to current period presentations, certain prior period balances have been reclassified.

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30, 2003 (Est.)	Dec. 31, 2002
(in millions, except par value data)
Assets
Investments
Fixed income securities, at fair value (amortized cost $77,182 and $72,123)	$83,939	$77,152
Equity securities, at fair value (cost $3,620 and $3,223)	4,411	3,683
Mortgage loans	6,310	6,092
Short-term	3,004	2,215
Other	1,541	1,508

Total investments	99,205	90,650
Cash	507	462
Premium installment receivables, net	4,325	4,075
Deferred policy acquisition costs	4,308	4,385
Reinsurance recoverables, net	2,931	2,883
Accrued investment income	974	946
Property and equipment, net	958	989
Goodwill	930	927
Other assets	1,093	984
Separate Accounts	11,823	11,125

Total assets	$127,054	$117,426

Liabilities
Reserve for property-liability insurance claims and claims expense	$17,063	$16,690
Reserve for life-contingent contract benefits	10,979	10,256
Contractholder funds	43,358	40,751
Unearned premiums	8,834	8,578
Claim payments outstanding	666	739
Other liabilities and accrued expenses	9,927	7,150
Deferred income taxes	778	259
Short-term debt	95	279
Long-term debt	4,032	3,961
Separate Accounts	11,823	11,125

Total liabilities	107,555	99,788

Mandatorily Redeemable Preferred Securities of Subsidiary Trust	200	200
Shareholders' equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 704 million and 702 million shares outstanding	9	9
Additional capital paid-in	2,610	2,599
Retained income	20,514	19,584
Deferred compensation expense	(232)	(178)
Treasury stock, at cost (196 million and 198 million shares)	(6,247)	(6,309)
Accumulated other comprehensive income:
Unrealized net capital gains and losses and net gains and losses on derivative financial instruments	3,491	2,602
Unrealized foreign currency translation adjustments	(26)	(49)
Minimum pension liability adjustment	(820)	(820)

Total accumulated other comprehensive income	2,645	1,733

Total shareholders' equity	19,299	17,438

Total liabilities and shareholders' equity	$127,054	$117,426

Definitions of Non-GAAP and Operating Measures

        We believe that investors' understanding of Allstate's performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

        Operating income is Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax, excluding the effects of Realized capital gains and losses, after-tax, and Gain on disposition of operations, after-tax. In our operating income computation, the net effect of Realized capital gains and losses, after-tax, includes Allstate Financial's DAC amortization and additional future policy benefits only to the extent that they resulted from the recognition of Realized capital gains and losses. Net income is the most directly comparable GAAP measure.

        We use this measure to evaluate our results of operations and as an integral component for incentive compensation. It reveals trends in our insurance and financial services business that may be obscured by the net effect of Realized capital gains and losses and Gain on disposition of operations. These items may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process. Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered as a substitute for Net income and does not reflect the overall profitability of our business.

        The following tables reconcile Operating income and Net income for the second quarter and first six months of 2003 and 2002.

For the three months ended June 30,

	Property- Liability		Allstate Financial		Consolidated		Per diluted share
	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002
($ in millions, except per share data)
Operating income	$496	$335	$131	$143	$599	$453	$0.85	$0.64
Realized capital gains and losses	31	(114)	(41)	(37)	(11)	(153)
Reclassification of DAC amortization	—	—	(11)	(9)	(11)	(9)
Income tax benefit (expense)	(8)	46	19	9	11	55

Realized capital gains and losses, after-tax	23	(68)	(33)	(37)	(11)	(107)	(0.01)	(0.15)
Gain on disposition of operations, after-tax	2	—	—	—	2	—	—	—

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	521	267	98	106	590	346	0.84	0.49
Dividends on preferred securities of subsidiary trust(s), after-tax	—	—	—	—	(2)	(2)	—	(0.01)

Net income (loss)	$521	$267	$98	$106	$588	$344	$0.84	$0.48

For the six months ended June 30,

	Property- Liability		Allstate Financial		Consolidated		Per diluted share
	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002
($ in millions, except per share data)
Operating income	$1,114	$709	$213	$286	$1,272	$941	$1.80	$1.32
Realized capital gains and losses	68	(129)	(80)	(124)	(13)	(256)
Reclassification of DAC amortization	—	—	(25)	(3)	(25)	(3)
Income tax benefit (expense)	(18)	49	40	38	22	88

Realized capital gains and losses, after-tax	50	(80)	(65)	(89)	(16)	(171)	(0.02)	(0.24)
Gain on disposition of operations, after-tax	2	5	—	—	2	5	—	0.01

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,166	634	148	197	1,258	775	1.78	1.09
Dividends on preferred securities of subsidiary trust(s), after-tax	—	—	—	—	(5)	(5)	—	(0.01)
Cumulative effect of change in accounting principle, after-tax	—	(48)	—	(283)	—	(331)	—	(0.46)

Net income (loss)	$1,166	$586	$148	$(86)	$1,253	$439	$1.78	$0.62

        In this press release, we provide guidance on operating income per diluted share for 2003 (excluding restructuring and related charges and assuming a level of average expected catastrophe losses used in pricing for the remainder of the year). A reconciliation of this measure to Net income is not accessible on a forward-looking basis because it is not possible to provide a reliable forecast of Realized capital gains and losses, which can vary substantially from one period to another and may have a significant impact on Net income. Because a forecast of Realized capital gains and losses is not accessible, neither is a forecast of the effects of Realized capital gains and losses on DAC amortization, additional future policy benefits and income taxes. It is also not possible to provide a reliable forecast of restructuring and related charges. The other reconciling items between Operating income and Net income on a forward-looking basis are Gains (loss) on disposition of operations after-tax and Cumulative effect of changes in accounting principle which we assume to be zero for the remainder of 2003 and Dividends on preferred securities of subsidiary trusts, which we estimate to be $0.02 per diluted share for 2003.

        Underwriting income (loss) is Premiums earned, less Claims and claims expense ("losses"), Amortization of DAC, Operating costs and expenses and Restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. We believe it is useful for investors to evaluate the components of income separately and in the aggregate when reviewing our performance. Underwriting income (loss) should not be considered as a substitute for Net income and does not reflect the overall profitability of our business. Net income is the most directly comparable GAAP measure. A reconciliation of Property-Liability Underwriting income to Net income is provided in the Segment Results table.

        Operating income return on equity is a ratio found useful by investors that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of the beginning and end of the 12-month period shareholders' equity after excluding the after-tax effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity and because investors often use this measure when evaluating the performance of insurers. Moreover, it enhances investor understanding by eliminating the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of changes in accounting, which can fluctuate significantly. Return on Equity is the most directly comparable GAAP measure. The following table shows the two computations.

	For the twelve months ended June 30,
	Est. 2003	2002
($ in millions)
Return on equity
Numerator:
Net income	$1,948	$929

Denominator:
Beginning shareholders' equity	17,217	17,570
Ending shareholders' equity	19,299	17,217
Average shareholders' equity	$18,258	$17,394

ROE	10.7	5.3

Operating income return on equity
Numerator:
Operating income	$2,406	$1,651

Denominator:
Beginning shareholders' equity	17,217	17,570
Unrealized net capital gains	1,870	1,917

Adjusted beginning shareholders' equity	15,347	15,653
Ending shareholders' equity	19,299	17,217
Unrealized net capital gains	3,491	1,870

Adjusted ending shareholders' equity	15,808	15,347
Average shareholders' equity	$15,578	$15,500

Operating income ROE	15.4	10.7

Operating Measures

        We believe that investors' understanding of Allstate's performance is enhanced by our disclosure of the following operating financial measures. Our method of calculating these measures may differ from that used by other companies and therefore comparability may be limited.

        Premiums written is the amount of premiums charged for policies issued during a fiscal period. Premiums earned is a GAAP measure. Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period. The portion of premiums written applicable to the unexpired terms of the policies is recorded as Unearned premiums on our Consolidated Statements of Financial Position.

        The following table presents a reconciliation of premiums written to premiums earned.

	Three Months Ended June 30,		Six Months Ended June 30,
	Est. 2003	2002	Est. 2003	2002
($ in millions)
Premiums written	$6,422	$6,042	$12,359	$11,758
(Increase) decrease in Unearned Premiums	(270)	(248)	(248)	(257)
Other	(6)	9	34	6

Premiums earned	$6,146	$5,803	$12,145	$11,507

        Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales. It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

        The following table illustrates where Premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended June 30,		Six Months Ended June 30,
	Est. 2003	2002	Est. 2003	2002
($ in millions)
GAAP premiums(1)	$297	$348	$709	$656
Deposits to contractholder funds, separate accounts and other	2,999	2,977	5,083	5,459

Total Premiums and deposits	$3,296	$3,325	$5,792	$6,115

(1)
Life and annuity contract charges in the amount of est. $236 million and $234 million for the three months ended June 30, 2003 and 2002, respectively and est. $463 million and $464 million for the six months ended June 30, 2003 and 2002, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item Life and annuity premiums and contract charges.

        New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate proprietary distribution channel. New sales of financial products by Allstate exclusive agencies includes annual premiums on new insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other company's mutual funds, and excludes renewal premiums. New sales of financial products by Allstate exclusive agencies for the six months ended June 30, 2003 and 2002 totaled est. $783 million and $760 million, respectively.

        This press release contains forward-looking statements about our operating income for 2003 and increases in PIF in our Property-Liability business. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons. Projected weighted average rate changes in our Property-Liability business may be lower than projected due to a decrease in PIF. Loss costs in our Property-Liability business, including losses due to catastrophes such as hurricanes and earthquakes, may exceed management's projections. Competitive pressures could lead to sales of Property-Liability products, including private passenger auto and homeowners insurance, that are lower than we have projected, due to our increased prices and our modified underwriting practices. Investment income may not meet management's projections due to poor stock market performance or lower returns on the fixed income portfolio due to worsening credit conditions. Significantly lower interest rates and equity markets could increase deferred acquisition cost amortization, reduce contract charges, investment margins and the profitability of the Allstate Financial segment. We encourage you to review the other risk factors facing Allstate that we disclosed in our Notice of Annual Meeting and Proxy Statement dated March 28, 2003. We undertake no obligation to publicly correct or update any forward-looking statements. This press release contains unaudited financial information.

        The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 16 million households and has approximately 12,300 exclusive agents and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life and supplemental insurance, retirement, banking and investment products through distribution channels that include Allstate agents, independent agents, and banks and securities firms.

        We post an interim investor supplement on our web site. You can access it by going to allstate.com and clicking on "About Allstate." From there, go to the "Find Investor Relations Information" button. We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino
Media Relations
(847) 402-5600

Robert Block, Larry Moews, Phil Dorn
Investor Relations
(847) 402-2800

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